Exhibit 10.13

TECHNOLOGY LICENSE AND ADMINISTRATIVE SERVICES AGREEMENT

The terms of this Technology License and Administrative Services Agreement (this or the “Agreement”) are agreed to by and between [organization], a [state] [professional association] (“Group”), and Hythiam, Inc., a Delaware corporation (“Hythiam”) (each, a “Party” and, collectively, the “Parties”).

Agreement Effective Date: _________________________________

Term of Agreement:  The term of this Agreement shall commence on the Effective Date and continue until the _______ anniversary of the Effective Date, unless earlier terminated as set forth in Section 10 (the “Term”).

[ORGANIZATION]	Hythiam, Inc.
By: ________________________________ Name:	By: ________________________________ Name:
Title: Date: Address:	Title: Date: Address: 11150 Santa Monica Boulevard 15th Floor Los Angeles, CA 90025
Contact:	Contact:
Phone:	Phone: (310) 444-4300
E-mail:	E-mail:

Attachments: Schedule A; Schedule B: Authorized Users; Schedule C: Business Associate/Data Use Agreement; Schedule D: PROMETA® Treatment Program; Schedule E: Provider Use Agreement

AGREEMENT TERMS

1	PURPOSES
Hythiam provides through its proprietary treatment program  for treatment of substance abuse (“Program”), its Data Collection and Data Reporting (as defined in Section 4.2), its Administrative System (as defined in Section 4.4) and other associated Hythiam Intellectual Property (as defined in Section 7.5) and other Services (as defined in Section 4) a process for use by health care providers in screening, diagnosing and treating patients with or suspected of addiction to or dependence on alcohol or psycho-stimulants, including cocaine, crack cocaine and methamphetamine, and related conditions (collectively, the “Licensed Technology”).  Group desires to be able to offer to patients presenting to Group’s medical offices located at:

(a)	________
________

(each a “Facility”), and third party payers services that include use of the Licensed Technology.

2           AUTHORITY AND RELATIONSHIP OF THE PARTIES

Group and Hythiam are and shall remain independent contractors throughout the Term.  Nothing in this Agreement shall be construed to constitute Group and Hythiam as partners, joint venturers, agents or anything other than independent contractors.

3	HYTHIAM LICENSE
3.1	Grant of License Rights to Group
Subject to the terms and conditions of this Agreement, Hythiam hereby grants to Group, and Group hereby accepts, a limited non-transferable, restricted, non-exclusive, revocable, commercial license to operate and use the Licensed Technology identified generally in more detail on Schedule A at a Facility for the purposes set forth on Schedule A without the right to sublicense the foregoing rights (the “Hythiam License”).  Group acknowledges that: (i) this Agreement does not transfer any interest in the ownership or title of any portion of the Licensed Technology; and (ii) Group does not own any portion of the Licensed Technology.

3.2	Term of License

The Hythiam License shall terminate in total simultaneously with the expiration or earlier termination for any reason of this Agreement; provided that Group may complete any Episode of Treatment (as defined in Schedule A) that it has commenced with a patient as of the date of any termination.

3.3	License Restrictions

Group may use all or any part of the Licensed Technology only for the purposes set forth in this Agreement and only at a Facility. Without limiting the generality of the foregoing, Group shall not, nor shall it permit any third party to: (a) copy, modify, market, reproduce, sell or distribute the Licensed Technology other than as actually necessary and then only in strict accordance with this Agreement for delivery of patient care services and billing third parties for reimbursement of those services; (b) make the Licensed Technology or Services available to any individual or entity other than Group Personnel or Group Physicians (as those terms are defined in Section 4.1) who are then Authorized Users (as defined in paragraph 3 of Schedule A) and who have been informed by Group of, and are bound by, the terms and conditions of this Agreement; (c) modify or create derivative works based upon the Licensed Technology; (d) rent, lease, grant a security interest in, or otherwise transfer or attempt to transfer any rights in or to the Licensed Technology; or (e) remove, alter or deface any legends, restrictions, product identification, copyright, trademark or other proprietary notices from the Licensed Technology.

3.4       Group Obligations

3.4.1   GROUP SHALL (A) KEEP THE LICENSED TECHNOLOGY FREE AND CLEAR OF ANY AND ALL CLAIMS, LIENS AND ENCUMBRANCES INCURRED OR CAUSED BY GROUP, (B) NOTIFY HYTHIAM PROMPTLY IF AND WHEN IT BECOMES AWARE OF ANY USE OR DISCLOSURE OF ALL OR PART OF THE LICENSED TECHNOLOGY NOT AUTHORIZED BY THIS AGREEMENT AND (C) BE RESPONSIBLE FOR ALL THE COST AND ALL LIABILITY OR RISK OF LOSS ASSOCIATED WITH THE USE BY GROUP OF THE LICENSED TECHNOLOGY AS CONTEMPLATED BY AND IN THIS AGREEMENT ARISING FROM THE ACTION OR FAILURE TO ACT OF GROUP.  THE RIGHTS SET FORTH IN THIS SECTION 3 REPRESENT GROUP’S ONLY RIGHTS WITH RESPECT TO THE USE OF ALL OR ANY PORTION OF THE LICENSED TECHNOLOGY.  ANY USE OF ALL OR ANY PORTION OF THE LICENSED TECHNOLOGY OUTSIDE THE SCOPE OF SUCH RIGHTS IS STRICTLY PROHIBITED.

4	HYTHIAM SERVICES
4.1	Provision of Licensed Technology

Hythiam will deliver to Group the Licensed Technology as set forth on Schedule A.  Only Group’s physician employees or contractors (“Group Physicians”) and its non-physician employees (collectively, “Group Personnel”) who at the time are Authorized Users shall have access to or use the Licensed Technology, and only in accordance with this Agreement.  In addition, at all times during the Term: (a) all Group Physicians shall be admitted to active medical staff privileges without significant limitation by a hospital whose service area overlaps that of Group; (b) at least one Group Physician shall be currently certified in addiction medicine by the American Society of Addiction Medicine or the American Academy of Addiction Psychiatry or recognized (in the reasonable judgment of Hythiam) as an expert in addiction medicine by his or her peers, and such physician shall assume an active supervisory role in the delivery of treatments utilizing the Licensed Technology, and (c) Group shall identify an overnight custody for patients during treatment through a relationship with a hospital or residential treatment center of recognized quality and reputation (in the reasonable judgment of Hythiam) for patients requiring in-patient medical care during treatment; provided, that Group shall choose when to admit or not admit patients and maintain complete control over its clinical judgment.

4.2        Data Collection and Reporting

Hythiam has developed proprietary business processes that it uses to process and report data generated from the use of the Licensed Technology (“Data Reports”).  As part of the Services, Hythiam may, subject to its obligation to fully comply with the terms of Schedule C setting forth its obligations with regard to Protected Health Information (“PHI”) as a business associate, as those terms are defined under the Health Insurance Portability and Accountability Act of 1986, as amended and its implementing rules and regulations (collectively, “HIPAA”), collect encounter, treatment and outcomes data on behalf of Group, including follow-up patient surveys, in which event it will provide, or arrange for the provision of, Data Reports to Group for treatment performed by or on behalf of Group using the Licensed Technology, all as set forth in more detail on Schedule A (“Data Collection and Reporting”).

4.3       Marketing Services

  Hythiam will perform marketing services to promote use of the Licensed Technology as set forth in more detail below.  Hythiam has and will continue to maintain a consumer website, public relations initiatives, advocacy development, a publication strategy, a national call center and brand development and promotion activities.  As to the activities of Group involving the Licensed Technology, Group shall assist with marketing efforts. Group shall at no additional cost to Hythiam and in compliance with Laws (as defined in Section 15.12) and Group’s professional judgment, refer to the PROMETA® Treatment Program in its institutional advertising and other promotional programs, including classified telephone directory and other print advertising, Group’s website and presentations to referring physicians, and ensure that any such references enjoy equal billing with Group’s other substance abuse care and treatment services. Group shall be responsible for the cost of production and distribution of marketing materials using the Hythiam templates.  Any references to the Prometa™ Treatment Program or use of other Hythiam marks that is different from that provided specifically to Group in Hythiam marketing materials or templates shall be approved in advance in writing by Hythiam.  Notwithstanding the foregoing, Group shall be solely responsible for compliance of its marketing and promotional activities with Laws.

4.4        Administrative System Services

Group has reviewed Hythiam’s Practice Management Program, a comprehensive proprietary medical office practice management guide available to Hythiam’s licensees and their respective office staffs (“Administrative System”), which sets forth the tools, processes, and suggested forms and procedures for aligning Group’s practice goals with its patient treatment goals.  Group has determined that it desires to implement the Administrative System and finds it consistent with its practice goals and philosophy.  Hythiam shall provide the Administrative Systrem to Group for Group’s implementation and use pursuant to this Agreement,   Hythiam will provide Group’s administrative staff with training and education on how to implement and utilize the Administrative System.

4.5        Continuing Care Services

Group shall be responsible for, and Hythiam shall, on behalf of Group, pay for, Continuing Care for Group’s patients treated using the Licensed Technology, in each case, as set forth in more detail in paragraph 6 of Schedule A (“Continuing Care Services”).

4.6        Education Services

As part of the Services, Hythiam will provide education and training to Group Personnel and Group Physicians who are or are in process of becoming Authorized Users as reasonably necessary concerning the implementation and use of the Licensed Technology (“Education Services”).  These Education Services shall be informational only and will not reduce or limit in any way Group’s responsibility for clinical services provided using the Licensed Technology as set forth in Section 6.2 and elsewhere in this Agreement.  The costs of any travel or lodging incurred by Group Personnel or Group Physicians to attend education or training seminars shall be paid by Group.  In addition, Hythiam reserves the right (a) to seek reimbursement from Group for any change fees and similar costs incurred by it in the event that a training session is rescheduled at Group’s request and (b) to charge Group at the rate of $_______ per day plus reasonable expenses in the event that more than two training sessions are required or requested by Group in any period of 12 consecutive months during the Term.

4.7        Performance Standards

Hythiam will provide the Licensed Technology as set forth in Section 4.1, the Data Collection and Reporting as set forth in Section 4.2, the Marketing Services as set forth in Section 4.3, the Appointment Services as set forth in Section 4.4, Continuing Care Services as set forth in Section 4.5, and the Education Services as set forth in Section 4.6 (collectively, “Services”) in a competent and timely manner and in compliance with Laws.

4.8        Hythiam Authorized Personnel

Group acknowledges and agrees that in order to provide the Data Collection and Reporting and the Educational Services, Hythiam authorized personnel will require access to patient treatment sessions.  Group agrees to allow and facilitate this access, including the use of Group’s reasonable efforts to obtain any and all necessary patient authorizations or consents.  Group shall require all Group Personnel to cooperate with the Hythiam Authorized Personnel with respect to the delivery of Services.

4.9        Space; Ancillary and Support Services

Group agrees that it will provide treatment using the Licensed Technology to patients in a non-discriminatory manner, available on a regular work week basis, which may, in the discretion of Group and dependent on patient demand, include some weekend coverage, in a setting which is at least comparable to that in which it generally provides similar patient care services, and with the provision of ancillary (e.g., laboratory, radiology, blood banking) and support (e.g., housekeeping, pharmacy, dietary, security) services as reasonably necessary and in accordance with standards of timeliness and quality consistent with its provision of other patient care services.

In addition, Group shall provide, subject to availability, appropriate office space on-site for Hythiam personnel who are involved in providing Services upon advance notice of Hythiam personnel’s desire to use such office space while providing Services.

4.10      Billing and Collection Services

Group agrees to provide or arrange for the provision of billing and collection services for treatment provided by Group using the Licensed Technology and to provide those services in a non-discriminatory manner with the timeliness and quality of those services consistent with Group’s billing and collection provided for its other patient care services.

4.11      Group Liaison

Group shall appoint a Group representative who will be reasonably available to, and coordinate and consult with, the Hythiam Authorized Representative to facilitate the provision of the Services.

5	FINANCIAL TERMS
5.1	License and Service Fees; Continuing Care Fees

5.1.1   During the Term of this Agreement, Group shall timely remit the License and Service Fees and Continuing Care Fees as set forth in paragraph 7 of Schedule A, according to the terms set forth in Section 5.2 of this Agreement.  During the Term, the Fees may be modified only by mutual agreement of the Parties, except that Hythiam may at its discretion lower any Fee (and thereafter raise it to no more than the original amount) effective 30 days after receipt by Group of notice from Hythiam to such effect .  Any and all services requested by Group and provided by Hythiam other than those set forth in Section 4 shall be subject to additional fees to be agreed upon in writing by the Parties.

5.1.2   Group shall also pay to Hythiam a one-time Administrative Service Fee of $_________. Payments of $__________ will be made by check or wire transfer to Hythiam in the amount of $________ on or before the Effective Date, as a condition precedent to this Agreement becoming of force and effect, and thereafter in ___payments of $______ each on a quarterly basis in arrears commencing on the last day of the first calendar quarter beginning after the Effective Date. This fee shall cover the start-up costs incurred by Hythiam for site initiation, preparation of standard operating procedures, facility manuals, training and education of site personnel in the use of the Licensed Technology, including travel expenses and miscellaneous other start-up costs unique to this Agreement.  Any failure by Group to make any quarterly payment in a timely manner shall automatically and immediately suspend Group’s right to use the Licensed Technology and shall be deemed a default of a material obligation of this Agreement by Group pursuant to Section 10.2.3 and 10.3 (i).

5.2	Payment and Reporting Terms

Group will deliver to Hythiam within three business days following the end of every calendar month during the Term, (i) a report identifying the number and type (e.g., alcohol) of patients treated using the Licensed Technology during the monthly period covered by the report, the total fees charged to such patients, and the amounts collected to date with respect to those patients; and (ii) a check payable to Hythiam in the amount of the Fees (computed as provided in this Section 5.2 and Schedule A). Within ten days after month end Hythiam will invoice Group for any unpaid License and Service Fees and Continuing Care Fees that are due under this Agreement and Group will pay any undisputed invoices within ten days after receipt by Group.  Hythiam shall have the right to charge and collect a late fee on any amounts that are delinquent in accordance with the terms of this Agreement. Notwithstanding any other provision of this Agreement and subject to the terms of the Continuing Care Services set forth in Schedule A, Hythiam in no event or circumstance is or shall be responsible for any costs of, or related to, patient care provided by Group, or extended or unanticipated care required for patients treated using the Licensed Technology.

5.3	Reconciliation

To facilitate payment and compliance with the terms of this Agreement, the Parties will meet as needed upon ten days’ written notice (which, for purposes of this Section 5.3, may take the form of email) by either party, for purposes of reconciling payments and fees.  In preparation for this meeting, each Party will provide reasonable access to its books and records regarding any and all detail reasonably necessary to reconcile payments and ensure that Hythiam receives the Fees in compliance with this Agreement.  In addition, Group will investigate and resolve promptly and thoroughly any evidence that all or any part of the Licensed Technology is being used in cases that are not reported for purposes of this Section 5.  Any such unreported uses of the Licensed Technology shall be included by Group in the next monthly report contemplated by Section 5.2.

5.4	Payer Contracts

Group and Hythiam each will use best efforts to identify opportunities to include reimbursement for treatment utilizing the Licensed Technology in, and will use commercially reasonable efforts to negotiate amendments to, Group’s existing payer contracts (and to identify prospects and negotiate all future payer contracts) to arrange for inclusion of coverage for treatment utilizing the Licensed Technology, including contracts with HMOs, PPOs, other managed care companies, insurers, employers, unions, employee assistance programs or vendors, behavioral health programs or vendors or other third-party payers.

6	GOVERNING TERMS AND OBLIGATIONS

6.1	Use of Licensed Technology

Group agrees that its use of the Licensed Technology will be in strict accordance with the procedures provided by Hythiam and will comply with Laws and third party payer requirements.  Hythiam reserves the right, upon five (5) business days notice and during normal business hours and in strict compliance with HIPAA and Laws, to inspect (or retain a third party to inspect) the patient medical records of individuals who have undergone treatment utilizing the Licensed Technology to test Group’s compliance with the foregoing restrictions on use.  In addition, Hythiam reserves the right, upon five (5) business days notice and during normal business hours, to inspect (or retain a third party to inspect) financial and administrative records, including appointment books, purchase requisitions and other administrative records, supply orders, and patient correspondence, to ensure contract compliance and accuracy in reporting.

Only Group Personnel or Group Physicians who have received education and training on the use of the Licensed Technology may use the Licensed Technology, and Group will ensure (and provide Hythiam with evidence satisfactory to Hythiam) that all Group Personnel or Group Physicians who use any or all of the Licensed Technology on its behalf are bound by the applicable terms of this Agreement and will have and maintain, all training, licenses, approvals, certification, equipment and information necessary for them to safely and properly use the Licensed Technology. Group will report promptly to Hythiam any knowledge it acquires that the Licensed Technology is being used in a manner not in strict accordance with this Section 6.1, or otherwise with this Agreement.  Notwithstanding the foregoing, this Section 6.1 is not intended to restrict or limit in any way each Group Physician’s responsibility to exercise his or her clinical judgment in treating patients, but instead to protect Hythiam’s interest in and to its Licensed Technology and the integrity of that Licensed Technology.

6.2	Clinical Activities

The Licensed Technology is provided by Hythiam to Group and, by extension, Group Personnel and Group Physicians as additional points of information and not, in whole or in part, as medical advice, diagnosis or treatment recommendations.  The Parties acknowledge and agree that Hythiam in performing its obligations under this Agreement is providing access to technology and technology services only and will not be delivering patient care and will not be sponsoring or performing human subjects research.  Group, as between the Parties, and Group Physicians, as appropriate consistent with Laws, control and are fully responsible for any and all patient care, Continuing Care or research activity delivered by Group, Group Personnel or Group Physicians using the Licensed Technology.  Group Personnel and Group Physicians shall at all times exercise their independent professional judgment when treating patients, providing Continuing Care, referring to other providers or performing research using the Licensed Technology.

6.3        Group Charges

Group shall notify Hythiam of Group’s charges for provision of care using the Licensed Technology as determined by Group pursuant to Section 8 of Schedule A.  Group agrees that its intent is to provide clinical services utilizing the Licensed Technology at commercially reasonable market rates.  Accordingly, if and when Group revises its charges for clinical care utilizing the Licensed Technology, Group will provide advance notice to Hythiam and will consider in good faith any recommendations provided by Hythiam with respect to the relationship of those charges to market rates.  Notwithstanding the foregoing, Group is solely responsible for setting its charges for clinical services or research activities performed using the Licensed Technology or Services and for the compliance of those charges with applicable Laws.

6.4       Billing and Collections

In billing any charges to patients or third-party payers that include clinical services or research activities performed using the Licensed Technology or Services, Group shall comply with the provisions of 18 U.S.C. Section 1347, with Medicare/Medicaid and other Federal Health Care Program billing requirements, and with the False Claims Act, 31 U.S.C. Section 3729, et seq., and any and all other applicable Laws.

6.5        Subject Data

Hythiam acknowledges and agrees that, as between the Parties, all patient medical records shall be the property of Group.  Group agrees that Hythiam shall have access at all times to all patient records for patients provided care using the Licensed Technology ; provided that this access shall be in compliance with all Laws, including HIPAA.  In addition, Group shall provide to Hythiam for prompt downloading and/or processing in an agreed upon format all patient data collected or maintained by Group, Group Personnel or Group Physicians with respect to each individual provided care using all or part of the Licensed Technology (“Subject Data”).  The Business Associate/Data Use Agreement attached to this Agreement as Schedule C shall govern the use and disclosure by Hythiam of the Subject Data.

6.6        Patient Consents; Regulatory Approvals

Group shall be solely responsible for obtaining any and all necessary patient consents or authorizations, and any and all approvals or licenses from regulatory bodies or other authorities, that are required by Laws or Group policy for Hythiam’s delivery of the Services, Group’s use of the Licensed Technology, and the provision of the Subject Data to Hythiam, all in accordance with this Agreement, including any authorizations or consents necessary for disclosure of data to Hythiam by Continuing Care providers.  Without limiting Group’ obligations in the foregoing sentence, Group shall provide Hythiam advance written notice if it determines it needs any regulatory approvals or licenses for its use of Licensed Technology.

6.7        Government or Payer Submissions

Hythiam shall assist Group in the preparation of, and Group shall consult Hythiam far enough in advance to allow for Hythiam’s substantive input concerning, all reports, statements, declarations, and the like required to be made to governmental entities or third-party payers (including cost, payment and reimbursement requests and reports) with respect to patient care provided by Group or Group Physicians using the Licensed Technology.  Group shall cooperate in making any such submissions, which will not be prepared according to any policies or methodologies that discriminate against care provided using the Licensed Technology, and shall file the same.  Notwithstanding the foregoing, Group shall notify Hythiam prior to submission of any reimbursement requests to governmental payers for care using the Licensed Technology.  This Section 6.7 does not limit Group’ sole responsibility for the content of these submissions for reimbursement, nor does it create any responsibility on the part of Hythiam for that content, but instead is intended only as protection against Group’ discretionary discrimination against care provided using the Licensed Technology.

6.8        Cooperation in Connection with Audits

Group and Hythiam agree to reasonably cooperate with each other in any mandated or required external audits of Group’s or Hythiam’s operations by governmental entities and other unrelated third parties.  Such cooperation shall include notifying the other Party within one week of receipt of any such audit notice and making available to the other Party reasonably relevant books and records.

6.9        Environmental Compliance

Group shall be responsible for obtaining and maintaining all material permits, licenses and authorizations under, and shall comply in all material respects with, all environmental laws and regulations with respect to Group’s property.  As between the Parties, Group will be the generator of all hazardous materials (including but not limited to chemical and radioactive substances and waste) used at any treatment locations as may be authorized hereunder and shall handle all hazardous materials, if any, in compliance with all legal requirements and Group’s policies and procedures.

6.10	Compensation of Staff Employed by Hythiam

Hythiam shall be solely responsible for compensating all personnel employed by Hythiam.  Group shall have no liability for the payment of wages, fees, payroll taxes, employee benefits and other expenses of

Hythiam staff, except or unless as provided in this Agreement.

6.11	Compensation of Personnel Employed by Group.

Group shall be solely responsible for compensating all Group Personnel and Group Physicians.  Hythiam shall have no liability for the payment of wages, fees, payroll taxes and other expenses of such staff, except or unless as provided in this Agreement.

7	INTELLECTUAL PROPERTY RIGHTS
7.1	Reservation of Rights

All rights and licenses of any kind in the Licensed Technology and Services not expressly granted in this Agreement are reserved exclusively to Hythiam.  There shall be no licenses by implication to Group, any Group Personnel, or any Group Physician under this Agreement, and Group agrees not to attack or contest, in any way or in any forum, the validity, enforceability, or Hythiam’s ownership of, or rights in, the Licensed Technology and Services, to the maximum extent permitted by Law.

7.2	Preexisting Intellectual Property

Except as expressly provided for in this Agreement, Hythiam and Group shall each retain all Intellectual Property that they owned prior to the Effective Date, and this Agreement shall not be interpreted or construed to grant a Party any rights, title, interest or license in the other Party’s preexisting Intellectual Property.

7.3        Hythiam Ownership

To the best knowledge of Hythiam, Hythiam’s predecessors in interest developed the Licensed Technology independently, and use of the Licensed Technology by Group in compliance with the terms hereof will not infringe upon the proprietary rights of any third party.

Group acknowledges and agrees that, as between Hythiam and Group, all right, title and interest in and to the Licensed Technology shall be solely and exclusively owned by Hythiam.  If Group creates, conceives, develops, invents or reduces to practice any inventions (whether or not patentable), documented records of invention or patent disclosures, derivative works, continuations, continuations-in-part, enhancements, trade secrets, know-how, show-how, discoveries, improvements, innovations, ideas, industrial models, processes, methods, formulae, compositions, findings, research and development information, data, databases, content, electronic data files, training manuals, user guides, manufacturing, engineering and technical drawings, manufacturing and production processes and techniques, software and computer programs (in object code and source code), business information and plans, technical knowledge and information, maintenance information, mask works, integrated circuit topographies, confidential information, and all other items with similar characteristics, arising out of or related to the Licensed Technology (collectively, the “Licensee Modifications”), Group agrees to assign, and hereby irrevocably assigns, all of Group’ right, title and interest in and to the Licensee Modifications to Hythiam, including any Intellectual Property rights; provided, however, that Group shall not during the Term be charged any additional fees for its use of such Licensee Modifications to the extent that such Modifications become part of the PROMETA® Treatment Program whose use by Group as part of the Licensed Technology is subject to this Agreement.  Group agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further instruments, documents and agreements, and will obtain such consents or waivers, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this agreement at Hythiam’s cost.  Group further agrees to ensure that all Group Personnel and/or Group Physicians who are involved in any way with the Licensee Modifications agree (i) to assign and do assign all of their right, title and interest in the Licensee Modifications, including, without limitation, all Intellectual Property related thereto, to Group (who in turn shall assign and hereby assigns the same to Hythiam as set forth in this Section 7.3) and/or to assign all such rights directly to Hythiam; and (ii) to waive all moral rights and agree to never assert any moral rights in the Licensee Modifications.  Group agrees that for purposes of this Agreement the term “moral rights” means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”  Group hereby waives and agrees never to assert any moral rights that Group may have in any Licensee Modifications, and Group hereby further agrees to obtain waivers from Group Personnel and/or Group Physicians to any moral rights that they may have in any Licensee Modifications.  Hythiam shall be solely entitled to and shall be solely responsible for, at its sole expense, filing, having filed, prosecuting, having prosecuted, maintaining and having maintained all patents and patent applications, as applicable, relating to the Licensee Modifications.  Notwithstanding the foregoing, Group shall be solely responsible at its sole expense, for compliance with any and all Laws, regulations, policies, procedures and guidelines relating to Group’s use of the Licensed Technology.  The Parties acknowledge and agree that upon creation and assignment to Hythiam, the Licensee Modifications shall automatically without further action by either Party become part of the Licensed Technology.  Group will promptly disclose and deliver to Hythiam all Licensee Modifications.

7.4       Use of Trademarks

Each Party recognizes that the name, logo and trademarks of the other Party represent valuable assets of such entity and that substantial recognition and goodwill are associated with such assets.  Each Party hereby agrees that neither it nor any of its affiliates shall use the name, logo or any other trademarks of the other Party without the prior written consent of the other party, which will not be unreasonably withheld or delayed.  No Party will acquire any right, interest or license in any trademark or service mark of the other Party by virtue of this Agreement.  Where possible, Group will approve the use of its name in documents for broad dissemination such that Hythiam, once securing approval for use in a brochure or other document, will not need to secure approval for each use of the brochure or document; provided, however, that after termination of this Agreement: (a) the Parties shall reasonably promptly cease referring to the other Party in their respective marketing materials; and (b) neither Party shall comment for publication on the circumstances of termination except as required for compliance with Laws, including but not limited to the U.S. securities laws.

7.5        Intellectual Property

For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property and proprietary rights worldwide (whether or not registered or registrable, patented or patentable) including patents (including U.S. Patent Nos. 6,103,734 and 7,186711 B2 and any and all other patent applications or filings), copyrights, trademark rights, trade secret rights, know-how, show-how, discoveries, improvements, moral rights, semiconductor chip rights, and rights in ideas, inventions, innovations, Confidential Information, industrial models, processes, methods, formulae, compositions, findings, research and development information, databases, industrial designs, content, electronic data files, training manuals, user guides, drawings, techniques, software, computer programs (in object code and source code), business information, business plans, technical knowledge, technical information, maintenance information, brochures, labels, mask works, integrated circuit topographies, and all other items with similar characteristics, along with all other similar rights and all applications, registrations, divisionals, continuations, continuations-in-part, re-examinations, extensions, reissues and foreign counterparts and documented records of invention or patent disclosures or the like in and to any and all of the foregoing.  Intellectual Property shall not include the Subject Data, but will include (i) any de-identified information or database created using the Subject Data, (ii) the underlying formats and designs of any reports or other materials containing all or any part of the Subject Data, and (iii) other information or other materials created, derived, developed, improved or otherwise obtained by or on behalf of a Party directly or indirectly using the Subject Data.

8	INDEMNIFICATION AND INSURANCE
8.1	Hythiam Indemnification of Group

Group shall not be liable to Hythiam or its affiliates or any of their respective officers, directors, employees or other agents for, and Hythiam shall indemnify, defend and hold harmless Group and its directors, officers, employees and agents (collectively, the “Group

Indemnitees”) from and against, any and all liabilities, losses, suits, claims, costs, expenses (including reasonable attorneys fees and disbursements), interest, penalties, fines, judgments and actual or direct damages of any kind whatsoever (collectively, “Losses”) to the extent and proportion that such Losses relate to or arise from (i) negligent acts or omissions or willful misconduct of Hythiam or any of the Hythiam Indemnitees (as that term is defined in Section 8.2); or (ii) breach of this Agreement by Hythiam or any of the Hythiam Indemnitees.

8.2       Group Indemnification of Hythiam

Hythiam shall not be liable to Group or its affiliates or any of their respective officers, directors, employees or other agents for, and Group shall indemnify, defend and hold harmless Hythiam and its directors, officers, employees and agents (collectively, the “Hythiam Indemnitees”) from and against any and all Losses to the extent and proportion that such Losses relate to or arise from (i) negligent acts or omissions or willful misconduct of Group or any of the Group Indemnitees; or (ii) breach of this Agreement by Group or any of the Group Indemnitees.

8.3        Procedures for Indemnification

Each Party shall provide prompt written notice to the other Party upon learning of any occurrence or event that may result in an obligation of the other Party under this Section 8; provided that the omission by a Party to give notice of a claim as provided in this Section 8.3 shall not relieve the other Party of its obligations under this Section 8 except to the extent that (i) the omission results in a failure of actual notice to the other Party and (ii) the other Party suffers damages as a result of the failure to give notice of the claim.  The other Party shall have the right to maintain control of the defense and all negotiations for settlement of any claims or demands under this Section 8; provided, however, the other Party shall not settle any claims or demands without the prior written consent of the Party giving notice (which shall not be unreasonably withheld).  The Party giving notice shall have the right to monitor and participate in any resolution or litigation of any such claim at its own expense, and, if requested, the Party giving notice shall provide to the other Party all reasonable documents and assistance relating to such claim.  Notwithstanding the foregoing, neither Party shall be required to take any action under this Section 8.3 (except for the initial giving of notice) that materially prejudices its rights.

8.4        Group Insurance

Group shall secure and maintain, with a commercial insurance company approved to do business in the State of _________________ comprehensive general liability insurance with coverage limits of not less than $1,000,000 per occurrence and $3,000,000 per annual aggregate, and shall require each Group Physician to secure and maintain (to the extent not covered by Group’s insurance), professional liability insurance covering Group or such Group Physician, as the case may be, with coverage limits of not less than $1,000,000 per occurrence and $3,000,000 per annual aggregate:

8.5        Hythiam Insurance

Hythiam shall secure and maintain with a commercial insurance company approved to do business in the State of California Errors & Omissions insurance with coverage limits of not less than $1,000,000 per occurrence and $3,000,000 per annual aggregate and general liability insurance with coverage limits of not less than $1,000,000 per occurrence and $3,000,000 per annual aggregate.

8.6        Certificates of Insurance

Each Party shall provide to the other Party within ten days of its request certificates of insurance to document the insurance coverages provided by Section 8.4 or Section 8.5, as applicable, and shall notify the other Party promptly of any material change in this coverage.

9	CONFIDENTIALITY AND NON-DISCLOSURE
9.1	Confidential Information

Group acknowledges and agrees that the Licensed Technology constitutes valuable trade secrets and confidential information of Hythiam.  Group agrees that it shall take, and shall ensure that Group Personnel and Group Physicians shall take, all reasonable steps to preserve and protect the confidentiality of such trade secrets and confidential information.  Such trade secrets and information shall be deemed “Confidential Information” of Hythiam.  In addition, the terms of this Agreement and all other proprietary business information that Group, Group Personnel or Group Physicians have received or receive from Hythiam or obtain as a result of use of the Confidential Information shall be deemed Confidential Information of Hythiam, and all proprietary business information that Hythiam or its personnel have received or receive or obtain from Group as a result of performing Services under this Agreement shall be deemed to be Confidential information of Group.

9.2	Non-Disclosure

Each Party agrees to maintain as confidential the Confidential Information of the other Party and further agrees not to disclose such Confidential Information other than as specifically permitted by this Agreement.  At no time shall either Party use, or allow others to use or have access to, the other Party’s Confidential Information for any purpose other than performance of obligations or exercise of rights under and in accordance with this Agreement or disclose the Confidential Information to any third party without the prior written consent of the other Party, which may be withheld in its sole discretion, and then only after the party to whom such disclosure will be made has agreed in writing to comply with and be bound by the applicable terms of this Agreement, including but not limited to this Section 9.  In the event of any legal action or proceeding or asserted requirement under Laws requesting or demanding disclosure by a Party of all or any part of the Confidential Information of the other Party, such Party shall immediately notify the other Party in writing of such request or demand, the terms and circumstances surrounding such request or demand, and the documents requested or demanded so that the other Party may seek an appropriate protective order or take other protective measures and/or waive such Party’s compliance with the provisions of this Section 9.  If in the absence of a protective order or a waiver under this Section 9 from the other Party, if such Party, in the reasonable opinion of its legal counsel, is compelled to disclose any such Confidential Information or otherwise stand liable for contempt or suffer other substantial penalty, such Party may disclose such Confidential Information as so required without liability under this Section 9; provided, however, that such Party:  (a) shall give the other Party written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is practicable; (b) shall furnish only that portion of the Confidential Information which in the reasonable opinion of counsel is legally required; and (c) shall cooperate with the other Party (at the other Party’s expense) to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

9.3        Disclosure to Patients

Notwithstanding any provision to the contrary in this Section 9 or otherwise in this Agreement, nothing in this Agreement is intended to or shall restrict any Group treating physician’s ability to disclose fully to patients the details of treatment with the Licensed Technology or to provide any and all relevant information necessary to obtain any patient’s informed consent to that treatment, and Group agrees to provide patients with informed consent  in accordance with the requirements of controlling law and ethical guidelines as set forth in the American Medical Association’s Opinion Of The Council On Ethical And Judicial Affairs CEJA Opinion 2-I-06 E-8.08.

10	TERMINATION

This Agreement may be terminated prior to the expiration of the Term for Cause (as defined in this Section 10), which cause shall constitute an “Event of Default.”  A termination for Cause must be effected by giving written notice to the defaulting Party describing the Event of Default with reasonable specificity and shall be subject to the cure periods set forth in this Section 10.  In the event of termination of this Agreement for any reason, each Party shall take all reasonable action and refrain from taking any action to the extent necessary to mitigate that Party’s damages arising from or related to the termination.

10.1	Termination by Group

Group shall have Cause for termination of this Agreement under the following circumstances:

10.1.1   If Hythiam shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a voluntary petition in bankruptcy or admit in writing the inability to pay its debts as they become due, have a petition for involuntary bankruptcy filed against it and such petition is not dismissed within 30 days, make a general assignment for the benefit of creditors, or take advantage of any insolvency Law, subject to a 30-day cure period after written notice of termination by Group;

10.1.2   If Group presents reasonable evidence that continuation of this Agreement will result directly in a sustained lack of profitability to Group, subject to 30 days’ advance written notice to Hythiam and no cure period;

10.1.3   If any executive officer of Hythiam shall be convicted of a felony or of a misdemeanor involving moral turpitude, notwithstanding an appeal of such conviction may be pending (any such conviction to be promptly reported to Group), in each case, subject to Hythiam’s receipt of notice to such effect from Group; or

10.1.5   If Hythiam materially defaults in its performance of any of its material obligations under this Agreement, subject to a 30-day cure period.

10.2	Termination by Hythiam

Hythiam shall have Cause for termination of this Agreement under the following circumstances:

10.2.1   If Group shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a voluntary petition in bankruptcy or admit in writing the inability to pay its debts as they become due, have a petition for involuntary bankruptcy filed against it and such petition is not dismissed within 30 days, make a general assignment for the benefit of creditors or take advantage of any insolvency Law, subject to a 30-day cure period after written notice of termination by Hythiam;

10.2.2   If Hythiam presents reasonable evidence that continuation of the Agreement will result directly in a sustained lack of profitability to Hythiam subject to 30 days’ advance written notice to Group and no cure period; provided, however, that this requirement is for the preservation and protection of the Licensed Technology and nothing in this Agreement shall be deemed to require Group to provide treatments to any patients utilizing the Licensed Technology if and for so long as, in the professional judgment of Group, such treatments would not be beneficial to such patients.

10.2.3   If Group materially defaults in its performance of any of its material obligations under this Agreement subject to a 30-day cure period,;or

10.2.4   If any executive officer (as to Group) or any Authorized User (as to such user) shall be convicted of a felony or of a misdemeanor involving moral turpitude, notwithstanding an appeal of such conviction may be pending, or shall have his or her license to practice medicine or other pertinent professional credential suspended, revoked or significantly qualified (any such events to be promptly reported to Hythiam), in each case, subject to Group’s receipt of notice to such effect from Hythiam.

10.2.5   In addition, Hythiam may terminate this Agreement in its discretion at any time, effective upon Group’s receipt of notice to such effect, in the event:

(a)        that License and Service Fees paid hereunder with respect to any period of 12 consecutive months during the Term aggregate less than $_________; or

(b)        that appropriate Group Personnel and at least one Group Physician have not completed the training referred to in Section 4.6 within the 30-day period commencing on the Effective Date.

10.3	Opportunity to Cure

Following the occurrence of an Event of Default (other than (i) the payment of money for which a 10 calendar day period following notice is the only cure period, or (ii) a default, the effects of which are not susceptible to being cured, and for which no cure period shall be available), after receipt of written notice with respect to such default, the defaulting Party shall have the applicable cure period set forth in Section 10.1 or Section 10.2 to cure such Event of Default prior to termination of this Agreement pursuant to the provisions of this Section 10.3.  If the default is not cured within the period provided for under this Section 10.3, the Party giving notice of default, may, at its option, terminate this Agreement or exercise any other remedy at law or in equity consistent with this Agreement.

10.4	Force Majeure

Notwithstanding anything in other sections of this Agreement to the contrary, the time for performance by Hythiam or Group of its obligations under this Agreement (including any cure period under Section 10.3) shall be extended, at the performing Party’s option, by a period equal to any period of delay for which performance in the customary manner shall be prevented, hindered, or delayed by any extraordinary event not within the control or caused by the fault of that Party, including, but not limited to, court orders; governmental requirements; acts or failure to act of the other Party; unknown, undisclosed or concealed conditions; strikes; lockouts; fire; explosions; theft; floods; riot; civil commotions; war; acts of terrorism; malicious mischief; earthquake; materials shortages (on commercially reasonable terms) and/or acts of God; and/or other conditions generally constituting an event of “Force Majeure.” Notwithstanding anything in this Agreement to the contrary, neither Group nor Hythiam shall be deemed to be in default of this Agreement to the extent it is prevented, hindered or delayed from performing any of its obligations under this Agreement by an event of Force Majeure.

10.5	Notice Obligation

Each Party shall notify the other Party at least 72 hours in advance of taking any action or filing any documents whatsoever that reasonably could trigger the Event of Default set forth in Section 10.1.1 or Section 10.2.1.

11	DISCLAIMER OF WARRANTIES

GROUP ACKNOWLEDGES AND AGREES THAT THE LICENSED TECHNOLOGY AND SERVICES PROVIDED, BEING LOANED OR LICENSED TO GROUP ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITH NO WARRANTY OF ANY KIND.  WITH RESPECT TO THIS AGREEMENT HYTHIAM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DATA ACCURACY, SYSTEM INTEGRATION, OR (EXCEPT AS PROVIDED IN SECTION 7.2) NON-INFRINGEMENT, REGARDING THE LICENSED TECHNOLOGY OR ANY OTHER MATERIALS OR INFORMATION PROVIDED UNDER THIS AGREEMENT.  ADDITIONALLY, WITH RESPECT TO THIS AGREEMENT HYTHIAM MAKES NO REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE SAFETY OR EFFICACY OF THE LICENSED TECHNOLOGY, THAT THE LICENSED TECHNOLOGY WILL OPERATE IN A MANNER THAT IS UNINTERRUPTED OR ERROR-FREE, OR REGARDING ANY OTHER SUBJECT MATTER OF THIS AGREEMENT.

12	LIMITATION OF LIABILITY

SUBJECT TO SECTION 8, HYTHIAM ASSUMES NO LIABILITY OR RESPONSIBILITY FOR HOW GROUP, ANY GROUP PERSONNEL OR ANY GROUP PHYSICIAN USES THE LICENSED TECHNOLOGY FOR OR IN CONNECTION WITH ANY DIAGNOSIS OR TREATMENT MADE OR PROVIDED IN CONNECTION WITH OR RELIANCE ON THE LICENSED TECHNOLOGY, OR FOR INJURY TO PERSONS OR PROPERTY ARISING FROM THE USE OF THE LICENSED TECHNOLOGY.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST REVENUES OR LOST PROFITS, LOSS OF BUSINESS OR GOODWILL OR LOSS OF DATA, IN ANY WAY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OR OTHERWISE HAS REASON TO KNOW OR KNOWS OF THE POSSIBILITY OF SUCH DAMAGES. GROUP FURTHER AGREES THAT IN NO EVENT WILL THE TOTAL AGGREGATE LIABILITY OF HYTHIAM TO GROUP FOR ANY CLAIMS, LOSSES, OR DAMAGES ARISING UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT, PRODUCT LIABILITY, OR

OTHERWISE, EXCEED THE LESSER OF FEES PAID BY GROUP TO HYTHIAM UNDER THIS AGREEMENT DURING THE 12-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO LIABILITY or $___________.

13	DEBARMENT OR EXCLUSION

Each Party hereby represents and warrants that neither it, nor its principals, officers, employees or agents providing services under this Agreement, is and at no time has been excluded from participation in any federally funded health care program, including Medicare or Medicaid.  Each Party hereby agrees to immediately notify the other Party of any threatened, proposed, or actual exclusion from any federally funded health care program, including Medicare and Medicaid.  In the event that either Party is excluded from participation in any federally funded health care program during the Term of this Agreement, or if at any time after the Effective Date of this Agreement it is determined that the excluded Party is in breach of this Section, this Agreement shall, as of the effective date of such exclusion or breach, automatically terminate.

14	GOVERNMENT ACCESS

The Parties shall comply with the provisions of Section 1861(v)(1)(l) of the Social Security Act and shall make available, upon written request of the Comptroller General of the United States or the Secretary of the United States Department of Health and Human Services or any of their duly authorized representatives, any books, documents and records that are necessary to verify the nature and extent of the costs incurred by either Party under this Agreement.  In addition, each Party shall cooperate with the other Party and provide reasonable access to books and records pertaining to this Agreement and the performance of its obligations to the extent reasonably necessary for compliance with any governmental agency review or audit of the other Party.

15	MISCELLANEOUS
15.1	Assignment

Except as expressly provided in this Agreement, neither this Agreement nor any right or obligation under this Agreement is assignable in whole or in part by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void, provided, however, that either Party may assign its rights and obligations under this Agreement to its parent, a subsidiary or other controlled affiliate or to any successor entity without the consent of the other Party by providing the other Party with notice of such permitted assignment.

15.2	Complete Agreement

This Agreement, including any and all Schedules and attachments listed on the first page of this Agreement, which are hereby incorporated by reference into this Agreement, constitutes the complete and integrated understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, with respect to the same subject matter.

15.3	Amendment

This Agreement may only be amended by a written agreement duly signed by persons authorized to sign agreements on behalf of each Party.

15.4	Notices

All notices, demands, requests, or other communications which may be or are required to be given or made by any Party to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight air courier addressed as provided on the first page of this Agreement.  Each notice, demand, request, or communication which shall be given or made in the manner described in this Section 15.4 shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

15.5	Governing Law and Jurisdiction

Subject to Section 15.10, the interpretation and construction of this Agreement, to the extent the particular issue is controlled by state Law, shall be governed by and construed in accordance with the Laws (but not including choice of law provisions) of the State of California.

15.6	Waivers and Remedies
The failure by a Party to insist on strict adherence by the other Party to any term of this Agreement shall not operate or be construed as a waiver by that Party of the right to exercise any right or remedy that it may possess under this Agreement, nor be construed as a bar to the exercise of such right or remedy by such Party with respect to such failure or upon the occurrence of any subsequent breach or violation.  Any waiver must be in writing and signed by the Party to be charged.

15.7	Headings; Certain Rules of Construction

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.  The terms “including” or “include” shall mean “including, without limitation,” or “include, without limitation,” as the case may be.  References to “Sections” shall be to Sections of this Agreement unless otherwise specifically provided.  Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

15.8	Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature of or on behalf of each Party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each Party appears on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  A facsimile copy or other reliable reproduction of this Agreement shall be deemed an original.

15.9	Benefits, Binding Effect

This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

15.10	Dispute Resolution

      Any claim or controversy arising out of or in connection with this Agreement shall be subject to binding arbitration by a single arbitrator in accordance with the existing Commercial Arbitration Rules of Practice and Procedures of ADR Services, Inc., Adjudicate West or the American Arbitration Association as the filing Party determines.  Any arbitration shall occur in the City of Los Angeles, California.  Nothing shall prohibit a Party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending.  The Parties agree that the arbitrator shall not have the right to award punitive damages or to certify a class action.  In the event of a breach of any Party’s obligation to consummate this Agreement or breach of any covenant by any Party to this Agreement, the non-breaching Party shall be entitled to request enforcement of this Agreement by the arbitrator, and the arbitrator shall be entitled to enforce this Agreement, as to such matters by injunctive relief and by specific performance, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).  In the event of litigation or arbitration by either party for breaches to this Agreement then the prevailing party shall pay all costs (including, without limitation, attorneys' fees and court costs) incurred by the other party in enforcing this Agreement or seeking to recover damages for the breach.

15.11	Expenses

Except as otherwise expressly provided in this Agreement, each Party shall bear its own expenses (including those of its accountants, advisers or other agents or representatives) incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

15.12	Severability

The Parties to this Agreement acknowledge and agree that it is their intent and understanding that this Agreement complies with all applicable federal, state and local laws, rules, regulations, court decisions and governmental restrictions (collectively “Laws”), and that at all times they intend to be in compliance with Laws.  Should any term or provision of this Agreement be deemed invalid or void or unenforceable either in its entirety or in a particular application because it is in conflict with or violates any Law, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.  In addition, the Parties agree to amend this Agreement to bring this Agreement in compliance with said Law.  Notwithstanding the foregoing, if the Law is deemed by either Party to be so materially adverse that, in either Party’s reasonable judgment, the Agreement cannot or should not be so modified; then after discussion and determination by the Parties that it is so materially adverse, the Parties agree that, as a part of the consideration of this Agreement, they will declare this Agreement null and void and, except for the sections specifically surviving termination, of no further force and effect; provided, however, if either Party intends to enforce such declaration of termination but the other Party opposes termination (the “Opposing Party”), then the Opposing Party  may veto such termination so long as the Opposing Party pays for the cost to comply with the Law at issue (if compliance may be achieved by the payment of money alone), in which event this Agreement shall continue in full force and effect; and provided, further, however, that this Section 15.12 shall not be construed as providing either Party a basis for terminating this Agreement if the material adverse effect results solely from a change in reimbursement levels as a result of a change in Law.

15.13	Survivability

Notwithstanding anything to the contrary set forth in this Agreement, Sections 3, 5.2, 5.3, 6, 7, 8, 9, 11, 12 and 15 shall survive the termination of this Agreement.

SCHEDULE A

1.           Description of Licensed Technology to be Provided to Group:

 Any and all outpatient Hythiam treatment Programs  provided by Hythiam during the Term to Group for, or related to, a medically supervised treatment program for alcohol or addictive psycho-stimulants, including:  Hythiam’s PROMETA® Treatment Program for Alcohol; PROMETA® Treatment Program for Stimulant Dependence; and PROMETA® Treatment Program for Combination Stimulant and Alcohol Dependence, in each case, as set forth in detail on Schedule D to the Agreement, along with all necessary Intellectual Property, Confidential Information, Services and other materials and information provided by Hythiam to Group, including all Licensee Modifications, as reasonably necessary to comply with and an administer said treatmentPrograms.

2.           Authorized Purposes for Use of Licensed Technology:

 The Licensed Technology shall be used for provision of substance abuse and/or addiction treatment related to alcohol and/or psycho-stimulants on an outpatient basis (unless, in the Group Physician’s clinical discretion, the patient requires an inpatient level of care), and only in accordance with the terms of the Agreement.

3.           Authorization to be Provided by Hythiam:

 Hythiam will designate each individual authorized to use the Licensed Technology upon the execution by qualified individuals of the provider use agreement attached as Schedule E (each an “Authorized User”).  Notwithstanding the foregoing, execution by Authorized Users of that agreement with Hythiam shall not eliminate or limit in any way Group’s obligations as set forth in the Agreement with respect to disclosure and use to and by Group Personnel or Group Physicians of the Licensed Technology.  The list of Authorized Users is set forth on Schedule B, as amended from time to time.  Unless a shorter period is specified in writing by Hythiam, during the Term, each Authorized User must undergo reauthorization at least every 24 months.  Any Group Personnel or Group Physicians who are not reauthorized within the 24-month period must immediately cease any and all use of the Licensed Technology at the end of such period.  Notwithstanding the foregoing, all Group Personnel and Group Physicians must immediately cease any and all use of the Licensed Technology upon termination of the Agreement for any reason.  Designation of an individual by Hythiam as an Authorized User is in no way an evaluation or certification by Hythiam of that individual’s ability or fitness to deliver patient care services, but instead is only a mechanism for protection of Hythiam’s Intellectual Property and other rights in and to the Licensed Technology.

4.           Terms for Provision by Group of Subject Data to Hythiam:

 Group will provide Hythiam access to its files and records to the extent reasonably necessary for Hythiam to access and make use of the Subject Data in compliance with Laws and the Agreement.  Group also, in accordance with Section 6.6, shall, to the fullest extent allowed by Laws, obtain all consents or authorizations necessary for Hythiam to be able to collect from Continuing Care providers, and to authorize Continuing Care providers to disclose to Hythiam, patient data with respect to Group patients treated using the Licensed Technology for a period of up to two (2) years following that Group treatment.  In addition, at Hythiam’s request and expense, Group shall cooperate with Hythiam in enabling the interface of Group’s information system with Hythiam’s information system to the extent reasonably necessary to facilitate Hythiam’s access to the Subject Data, subject to compliance of the interface with applicable Laws.

5.           Terms for Provision by Hythiam of Data Collection and Reporting to Group:

 Any data collection and reporting services or data aggregation services provided to Group will be provided in accordance with the business associate terms set forth in Schedule C.  Hythiam, in its sole discretion, will determine the type, extent and content of the data collected and the reports prepared, if any, for each patient.  Data Reports provided by Hythiam to Group may include one or more of the following reports:  Patient outcome reports and Group satisfaction surveys at completion of treatment.  The list and/or scope of data aggregation reports may be modified or expanded upon agreement of the Parties, including for additional fees.  Notwithstanding any other provision of this Agreement, Group may share the Data Reports internally for its own internal business purposes.

 Hythiam’s data collection services may include, at Hythiam’s discretion, but are not necessarily limited to, interviews with patients and administration on certain questionnaires.  Hythiam will provide any of the data collection services that involve direct patient contact only on behalf of Group and only in strict accordance with programs, procedures and questionnaires provided by or approved by Group in advance unless otherwise authorized by the patient in accordance with applicable Law.  Hythiam shall not provide under any circumstances any medical advice, diagnosis or treatment services to patients.  To the extent that Hythiam collects post-treatment data directly from patients for its own behalf, with authorization by the patient, Hythiam will make copies of such data reports available to Group at Group’s request.  Nothing in this paragraph 5 or elsewhere in this Agreement shall limit in any way Group’s obligations under Section 6.6 to obtain all patient consents or authorizations required for Hythiam to collect Subject Data, including from Continuing Care (as defined in paragraph 6 of this Schedule A) providers, for up to two (2) years following treatment, if Hythiam in its sole discretion determines this data collection is appropriate for provision of the Services.

6.           Terms for Administration of Continuing Care Services:

 The term “Continuing Care”, as used in this Agreement, refers to a program of follow-up care provided to a patient treated using the Licensed Technology where services are provided by a certified or licensed health care provider (which may be Group).

 On behalf of Group, and in consideration for Group’s payment to Hythiam (as provided in Section 5.2) of the applicable Continuing Care Service Fee (as defined in paragraph 7 of this Schedule A), Hythiam shall pay up to an amount equal to the Continuing Care Service Fee to the Continuing Care provider, as designated by Group (and which may be Group), for Continuing Care provided to each and any patient treated using the Licensed Technology against properly submitted claims from such provider (and, in the case of claims submitted by Group for Continuing Care provided by Group, shall pay such claims promptly upon receipt of the associated invoices), provided that within 30 days after receiving treatment, the patient enrolls in an appropriate Continuing Care program and supplies appropriate documentation within 120 days after receiving initial treatment.  Such documentation can be a bill from the therapist providing Continuing Care, an Eligibility of Benefits from insurance company, or other such documentation.  Any unused expired Continuing Care funds less administrative costs will be donated by Hythiam to End Dependence.  Notwithstanding the foregoing, Hythiam does not and shall not endorse or recommend any specific provider and is not and shall not be responsible or accountable in any way for the care provided by any Continuing Care provider.

 Hythiam, at its discretion and for its own behalf, with appropriate patient authorization, may collect data for a period of up to two years following treatment concerning the recovery follow-up treatment for Group patients provided treatment using the Licensed Technology.  Subject to patient authorization, Hythiam will make available to Group copies of the resulting data reports at Group’s request.

7.          License and Service Fees; Continuing Care Service Fee:

License and Service Fees:  Group shall pay Hythiam the following “License and Service Fees” for each patient treated using the Licensed Technology:

•           Each Episode of Treatment for alcohol dependency                        $_________
•           Each Episode of Treatment for psycho-stimulant dependency          $_________

Excluded Patients:  The License and Service Fees set forth in this paragraph 7 are for treatment of private pay patients only and not for treatment of patients reimbursed, on a primary or secondary basis, by Medicare or Medicaid or any other governmental payer or funding source.  Before treating any such excluded patient, Group will advise Hythiam of its desire so to do, whereupon the Parties will meet and attempt in good faith to negotiate appropriate fees for such treatments and will advise the patient in advance of the non-covered status of the treatment and obtain an appropriate waiver therefrom.  If and when treatment using the Licensed Technology becomes a covered benefit for any class of commercially insured patients or for patients reimbursed, on a primary or secondary basis, by Medicare or Medicaid or any other governmental payer or funding source, the Parties will meet and attempt in good faith to negotiate appropriate fees for such treatments and (with reference to Section 5.2 of the Agreement) the terms of payment of such fees  Absent such agreement, as regards commercially insured patients, any such patients treated by Group using the Licensed Technology will be taken fully into account in computing Hythiam’s Fees as set forth in this paragraph 7.

The License and Service Fees set forth in this paragraph 7 do not include any Continuing Care or other costs for any services other than those set forth in Section 4 or for any services required or requested as a result of any extended stays or complications, the total cost for which, as between the Parties, is the responsibility of Group.

Continuing Care Service Fee:  Subject to paragraph 6 of this Schedule A, Group shall pay Hythiam a “Continuing Care Service Fee” in the amount of $_______ with respect to each Episode of Treatment.

For purposes of this paragraph 7, the date of initiation of an Episode of Treatment by a patient will determine the period (see Section 5.2 of the Agreement) in which such patient was treated.  Except as set forth in paragraph 9 of this Schedule A, any treatment provided to any patient by, at or on behalf of Group using all or any part of the Licensed Technology shall be included in the calculation of the License and Service Fee with respect to such patient.

8.          Group Charges

 Any Group charges for extended stays, complications or follow-on care or treatment shall be in accordance with Group’s normal and customary charges.  Hythiam shall have no responsibility for payment of any Group costs or charges for any reason.

For purposes of this Agreement, an Episode of Treatment shall include:

•	Alcohol dependency - three administrations of the Hythiam PROMETA® Treatment Program for alcohol provided during a consecutive three-day treatment period.
•
Psycho-stimulant dependency or poly-addictions - five administrations of the Hythiam PROMETA® Treatment Program for cocaine, crack cocaine or methamphetamine provided during a consecutive three-day initial treatment period plus a follow-up treatment three weeks later for two consecutive days.

SCHEDULE B

Authorized Users of Licensed Technology

1.
2.

SCHEDULE C

BUSINESS ASSOCIATE AND DATA USE AGREEMENT

[COVERED ENTITY]
AND
HYTHIAM, INC.

This Business Associate Agreement (“B.A. Agreement”), effective as of _______________, 200_ (“Effective Date”), is entered into by and between [Name of Covered Entity] (“Covered Entity”) and Hythiam, Inc. (“Hythiam”) (each a “Party” and collectively the “Parties”).

1.
BACKGROUND AND PURPOSE.  The Parties have entered or are entering into an agreement for the provision by Hythiam to Covered Entity of a marketing license and certain services related to Hythiam’s proprietary PROMETA® Treatment Program (“Agreement”).  Performance of the Agreement may involve Protected Health Information (as defined in 45 C.F.R. §160.103) (“PHI”) subject to the federal privacy and security regulations issued pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) and codified at 45 C.F.R. parts 160 and 164 (“Privacy and Security Rule”).  The purpose of this B.A. Agreement is to provide for the protections necessary to allow for Covered Entity’s compliance with the Privacy and Security Rule.

2.	DEFINITIONS. Unless otherwise defined in this B.A. Agreement, all capitalized terms used in this B.A. Agreement have the meanings ascribed in HIPAA and/or the Privacy and Security Rule.

3.	OBLIGATIONS OF THE PARTIES WITH RESPECT TO PHI.

3.1
Uses and Disclosures of PHI by Hythiam.  Except as otherwise specified in this B.A. Agreement, Hythiam may make any and all uses and disclosures of PHI necessary to perform its obligations under the Agreement.  In addition, unless otherwise limited in this B.A. Agreement, Hythiam may (a) use the PHI in its possession for its proper management and administration and to carry out the legal responsibilities of Hythiam; (b) disclose the Minimum Necessary information in its possession to a third party for the purpose of Hythiam’s proper management and administration or to carry out the legal responsibilities of Hythiam, provided, that such disclosure is required by law or Hythiam obtains reasonable assurances in writing from the third party regarding the confidential handling of such PHI as required under the Privacy and Security Rule; (c) provide Data Aggregation services relating to the health care operations of the Covered Entity; (d) use the PHI to create a Limited Data Set (“LDS”), the use and disclosure of which shall be governed by the Data Use Agreement set forth in 5 of this B.A. Agreement and by the Privacy and Security Rule; and (e) de-identify any and all PHI obtained by Hythiam under this B.A. Agreement, and use such de-identified data, all in accordance with the de-identification requirements of the Privacy and Security Rule.

3.2	Obligations of Hythiam. With regard to its use and/or disclosure of PHI that is not in an LDS, Hythiam agrees to:
a.	not use or further disclose the PHI other than as permitted or required by this B.A. Agreement or as Required By Law;

b.	use appropriate safeguards to prevent use or disclosure of PHI other than as permitted in Section 3.2(a);

c.
report to Covered Entity in writing any use or disclosure of PHI not permitted in Section 3.2(a) and any Security Incident involving electronic PHI of which Hythiam becomes aware and, to the extent practicable, minimize harmful effects of that use or disclosure or Security Incident, provided that any Security Incident involving an actual security breach shall be reported promptly and a log of all other Security Incidents shall be reported every sixty (60) days;

d.	ensure that any agents and subcontractors to which Hythiam provides PHI agree in writing to the same restrictions and conditions that apply to Hythiam with respect to such PHI;

e.
make available within fifteen (15) days after request by the Covered Entity PHI necessary for Covered Entity to respond to an Individuals’ request for access to PHI about them in the event that the PHI in Hythiam’s possession constitutes a Designated Record Set;

f.
make available PHI for amendment and incorporate within ten (10) days after request by Covered Entity any amendments to the PHI in accordance with the Privacy Rule in the event that the PHI in Hythiam’s possession constitutes a Designated Record Set;

g.
document such disclosures of PHI as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures in accordance with 45 CFR § 164.528 and provide, within 20 days after Covered Entity requests the information in writing, an accounting of any disclosures of PHI for up to the six-year period preceding the date of the request for an accounting that includes the date of the disclosure, the name and address of the person or entity to whom the PHI was disclosed, a brief description of the PHI disclosed and a brief statement of the purpose of the disclosure and an explanation of the basis for the disclosure;

h.
make its internal practices, books and records relating to the use and disclosure of PHI available to the Secretary of HHS within a reasonable timeframe as required by the Secretary for purposes Section of determining Covered Entity’s compliance with the Privacy Rule; and

i.
return to Covered Entity or destroy, within ninety (90) days of the termination of this B.A. Agreement, the PHI in its possession as a result of the Agreement and retain no copies, if it is feasible to do so.  If Hythiam in its reasonable discretion determines that return or destruction is infeasible, Hythiam agrees to extend all protections contained in this B.A. Agreement to Hythiam’s use and/or disclosure of any retained PHI, and to limit any further uses and/or disclosures to the purposes that make the return or destruction of the PHI infeasible.  Notwithstanding the foregoing, this 3.2(i) shall not apply to any PHI in an LDS, the use and disclosure of which shall be governed by Section 5 of this B.A. Agreement.

j.
Hythiam agrees to implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of any electronic PHI that it creates, receives, maintains or transmits to or on behalf of Covered Entity, as required by the Security Regulations as set forth at 45 C.F.R. Parts 160 and 164.  Hythiam specifically agrees to employ multiple security mechanisms to ensure the confidentiality, integrity and availability of the electronic data which is exchanged with Covered Entity, including but not limited to authentication controls, authorization controls, audit controls and encryption, as requested by Covered Entity.  Hythiam further agrees to ensure that any agent, including a subcontractor to whom it provides such information, will implement reasonable and appropriate safeguards to protect it.

3.3
Obligations of Covered Entity.  Covered Entity agrees to timely notify Hythiam in writing of any arrangements between Covered Entity and the individual that is the subject of PHI that may impact in any manner the use and/or disclosure of that PHI by Hythiam under this B.A. Agreement.

3.4
Effect of Changes to the Privacy and Security Rule.  To the extent that any relevant provision of the Privacy and Security Rule is materially amended in a manner that changes the obligations of Business Associates or Covered Entities that are embodied in the terms of this B.A. Agreement, the Parties agree to negotiate in good faith appropriate amendment(s) to this B.A. Agreement to give effect to these revised obligations.  If the Parties in good faith are unable to agree to appropriate amendment(s) satisfactory to both Parties by the required compliance date, either Party may terminate this B.A. Agreement and the Agreement upon fifteen (15) days prior written notice to the other Party.

4.
TERMINATION BY COVERED ENTITY.  With respect to the Agreement, upon Covered Entity’s knowledge of a material breach of the terms of this B.A. Agreement by Hythiam, Covered Entity shall provide Hythiam written notice of that breach in sufficient detail to enable Hythiam to understand the specific nature of that breach and afford Hythiam an opportunity to cure the breach to the extent cure is possible in Covered Entity’s reasonable discretion.  If Hythiam fails to cure the breach within a reasonable time specified by Covered Entity (in any event not less than ten (10) days and if Hythiam is making reasonable efforts to cure, Covered Entity may extend the cure period to allow for that cure), or if cure is not possible, Covered Entity may terminate this B.A. Agreement as well as terminate those portions, but only those portions, of the Agreement that, by their express terms or in practice, require or permit Hythiam access to PHI and only to the extent of that requirement or permission.  In such instance, the remaining provisions of the Agreement that do not, by their express terms or in practice, require or permit Hythiam access to PHI shall remain in full force and effect, including any and all of Covered Entity’s payment and performance obligations (to the extent any such performance obligations do not require Hythiam access to PHI); provided that, notwithstanding the foregoing, Covered Entity shall be entitled to terminate the Agreement in its entirety if and to the extent that the overall intent and purpose of the Agreement (i) is directly and materially related to and dependent upon Hythiam access to PHI, and (ii) would be frustrated if Covered Entity were not permitted to terminate the Agreement.  In addition, if Covered Entity, in its sole discretion, determines that Hythiam can perform the Agreement with information that has been de-identified under the Privacy Rule or with an LDS, the Agreement will remain in full force and effect, except with respect to, and only with respect to, those provisions that require or permit Hythiam access to PHI that is not in an LDS, which provisions shall be deemed modified to provide Hythiam access to PHI that has been de-identified under the Privacy and Security Rule and access to PHI in an LDS.

5.	DATA USE AGREEMENT.

5.1	Preparation of the LDS. Hythiam may prepare an LDS in accordance with the Privacy and Security Rule and specifically the standards set forth at 45 C.F.R § 164.513(e)(2)

5.2	Minimum Necessary Data. In preparing the LDS, Hythiam will include only those data fields which are the minimum necessary to accomplish the purposes set forth in Section 5.3 of this B.A. Agreement.

5.3
Permitted Uses and Disclosures of the LDS.  Hythiam may only use the LDS for its Research and Public Health activities, for the Health Care Operations of Covered Entity, and as Required By Law.  Hythiam may only disclose the LDS for the same purposes in accordance with the Privacy and Security Rule.

5.4	Responsibilities of Hythiam. With regard to its use and/or disclosure of the LDS, Hythiam agrees to:

a.	not use or further disclose the LDS other than as permitted by Section 5.3 of this B.A. Agreement;

b.	use appropriate safeguards to prevent use or disclosure of the LDS other than as permitted by Section 5.3 of this B.A. Agreement;

c.
report to Covered Entity in writing any use or disclosure of the LDS that is not permitted by Section 5.3 of this B.A. Agreement of which Hythiam’s management becomes aware and, to the extent practicable, minimize harmful effects of that use or disclosure;

d.
ensure that any agents, subcontractors, or other third parties to which Hythiam provides the LDS agree in writing to the same restrictions and conditions that apply to Hythiam with respect to such LDS; and

e.	not use the information in the LDS to identify or contact individuals who are the data subjects.

6.	MISCELLANEOUS.

6.1
Agreement.  This B.A. Agreement is hereby incorporated into and made a part of the Agreement.  The terms of this B.A. Agreement shall prevail in the case of any conflict with the terms of the Agreement to the extent and only to the extent necessary to allow Covered Entity to comply with the Privacy and Security Rule.

6.2
Survival.  With respect to the Agreement, Sections 1, 2, 3.2, 3.3, 3.4, 4.and 6 of this B.A. Agreement shall survive termination of this B.A. Agreement and continue indefinitely solely with respect to PHI Hythiam retains in accordance with Section 3.2.i.  With respect to the Agreement, Section 5 of this B.A. Agreement shall survive termination of this B.A. Agreement and continue indefinitely solely with respect to any LDS that Hythiam possesses.

NO THIRD PARTY BENEFICIARIES.  NOTHING IN THIS B.A. AGREEMENT SHALL CONFER UPON ANY PERSON OTHER THAN THE PARTIES AND THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, ANY RIGHTS, REMEDIES, OBLIGATIONS, OR LIABILITIES WHATSOEVER.

[NAME OF COVERED ENTITY]	HYTHIAM, INC.

By: ____________________________________	By: ____________________________________

Name: _________________________________	Name: _________________________________

Title: ___________________________________	Title: __________________________________

Date: __________________________________	Date: __________________________________

SCHEDULE D

PROMETA® Treatment Program

[To be supplied by Hythiam.]

SCHEDULE E
PROVIDER LICENSE TO USE AGREEMENT

CONFIDENTIALITY, NON-DISCLOSURE AND TECHNOLOGY AGREEMENT
PROVIDERS

This License to Use Agreement (“Agreement”), dated and effective ________________, 200_, (“Effective Date”) is made by and between Hythiam, Inc. and its subsidiaries ("Hythiam"), and ______________________ (“Provider”) (each a “Party” and collectively the “Parties”).

[Provider, who is a physician on the staff of (for hospitals only)] OR [Provider, who is a physician and an owner, principal or employee of (for medical groups)] OR [Provider, who is practicing at ____________________________________ (FOR INDIVIDUAL PHYSICIANS)] (“Licensee”), represents that he or she wishes to gain access to certain proprietary technology, including but not limited to Hythiam’s PROMETA® Treatment Program and related intellectual property, business and financial strategies and other information owned by Hythiam and licensed to Licensee (“Licensed Technology”) for use in providing substance abuse treatment to Licensee patients.  Under the terms and conditions of that Technology License and Services Agreement entered into between Hythiam and Licensee dated _________________, 200_, (“License Agreement”), one condition of Hythiam’s authorization of disclosure by Licensee of the Licensed Technology to any of its staff providers is the execution by the provider of a confidentiality and proprietary information agreement.

Accordingly, Hythiam and Provider hereby agree as follows:

    1.           The term “Licensed Technology” shall include any and all information, oral or written, provided to Provider (i) relating to Hythiam’s proprietary PROMETA® treatment Program or associated technology or any and all Hythiam intellectual property, including any patents, patent applications, copyrights, trade secrets, methods, data, processes, formulas, instrumentation, dosages, techniques, know-how, software, manuals, marketing materials, policies, procedures, customers, consultants, licensors, licensees, enhancements or improvements; or (ii) relating to Hythiam products or services, systems, finances, methods of operation, strategy, business plans, prospective or existing contracts or other business arrangements.  Provider hereby acknowledges that Hythiam, if and when authorizing the disclosure of all or any part of the Licensed Technology to Provider, is doing so in reliance upon the promises and obligations of Provider contained in this Agreement and on the continuing condition that Provider complies with those promises and obligations.

    2.           Provider will not, directly or indirectly, without the written consent of Hythiam (a) use any portion of the Licensed Technology for any purpose whatsoever other than as required to provide substance abuse treatment to Licensee’s patients in strict accordance with the procedures set forth in the Licensed Technology and in accordance with the terms and conditions of the License Agreement; (b) disclose any portion of the Licensed Technology whatsoever to any persons or entities other than only to Licensee employees or other physicians on Licensee’s staff who are at the time of the disclosure authorized by Licensee and Hythiam to have access to the Licensed Technology (collectively “Authorized Personnel”) and only to the extent each reasonably needs to have access to the Licensed Technology for purposes of providing patient care on behalf of Licensee; (c) modify, create or use derivative works based upon the Licensed Technology; or (d) remove, alter or deface any legends, restrictions, product identification, copyright, trademark or other proprietary noticed from the Licensed Technology.  Without in any way limiting the foregoing, Provider shall take all measures necessary, including employing reasonable safeguards, to prevent any unauthorized use or disclosure of the Licensed Technology.

 Provider hereby acknowledges and agrees to cooperate with Hythiam and to satisfy the terms of Section 5.3 of the Hythiam License Agreement, including, without limitation, making Provider financial and clinical (to the extent permitted by law) records available to Hythiam for review.

3.          The Licensed Technology shall remain the property of Hythiam and shall include any intellectual property within the scope of, or that enhances, the Licensed Technology, whether or not made by Provider, including without limitation any adaptations, modifications, enhancements or changes (“Improvements”).  The Improvements shall be considered included in the definition of Licensed Technology for purposes of this Agreement, and Provider hereby assigns any and all right, title and interest in all Improvements to Hythiam.  Hythiam shall have the right to apply for copyrights, patents (including utility and design patents), or other protection for such Improvements, and to enforce its rights in such Improvements, anywhere in the world under its own name and at its own expense.  Provider agrees to take all actions and execute all documents at Hythiam's expense and as Hythiam may reasonably request, to effectuate Hythiam's ownership of any such Improvements.  At Hythiam’s request at anytime, Provider shall return promptly or destroy the Licensed Technology, together with all copies, extracts, reproductions or any other materials, including electronically transmitted information, containing, reflecting or based on all or any part of the Licensed Technology made by Provider or by anyone to whom such information has been made available by Provider.  Upon request, Provider promptly shall provide Hythiam a written certificate confirming the return or destruction as required in this Section 3.

4.           Execution of this Agreement is only one condition of access to the Licensed Technology and does not constitute agreement by Hythiam to authorize access to the Licensed Technology for Provider or obligate Hythiam in any way to provide that access, but only sets forth the terms and conditions for that access, when and if it is authorized and/or provided.  Authorization by Hythiam for Provider to have access to the Licensed Technology does not obligate Hythiam in any way to maintain or renew that authorization, which authorization may be withdrawn in Hythiam’s sole discretion.  Withdrawal or nonrenewal of authorization by Hythiam for Provider to have access to the Licensed Technology will in no way relieve Provider of any of his or her obligations under this Agreement, which shall continue in full force and effect.  In addition, no license or other interest in whole or in part in the Licensed Technology shall be deemed to have been granted under this Agreement to Provider or to any other party to whom such information is provided.  HYTHIAM MAKES NO REPRESENTATION, WARRANTY OR ASSURANCE OF ANY NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY or otherwise as to its accuracy or completeness, its merchantability, sufficiency or fitness for any purpose or the absence of infringement on rights of other parties.

5.           Provider acknowledges the unique and important nature of the Licensed Technology and that it may be impossible to measure the damages that would result from breach of this Agreement.  In addition to any other remedies that Hythiam may have at law or in equity, it shall have the right to apply for preliminary and permanent injunctive relief to secure specific performance of any and all obligations under this Agreement and to prevent a breach or threatened breach of the provisions of this Agreement without, in any case, proof of actual damages.  Provider hereby waives any requirement for the posting of any security or bond in connection with Hythiam’s pursuit of the remedies set forth in this Section 5.

6.           Notwithstanding any other provision of this Agreement, upon disclosure of all or any part of the Licensed Technology to Provider, (i) the Licensed Technology is provided to Provider as additional points of information and not, in whole or in part, as medical advice, diagnosis or treatment recommendations; (ii) Provider acknowledges and agrees that Hythiam in authorizing access to the Licensed Technology will not be delivering patient care and will not be sponsoring or performing human subjects research; (iii) as between the Parties, Provider is in control and is fully responsible for any and all patient care, Continuing Care and/or research activity delivered by or on behalf of Provider using the Licensed Technology; and (iii) Provider shall at all times exercise his or her independent medical judgment when treating patients, arranging for Continuing Care or referring to other providers, or performing research using the Licensed Technology.

7.           In the event of any legal action or proceeding or asserted requirement under applicable law or government regulations requesting or demanding disclosure by Provider of all or any part of the Licensed Technology, Provider shall immediately notify Hythiam in writing of such request or demand, the terms and circumstances surrounding such request or demand, and the documents requested or demanded so that Hythiam may seek an appropriate protective order or take other protective measures and/or consent to Provider’s disclosure of the requested information.  Provider shall, upon the request of Hythiam, cooperate with Hythiam in contesting such request or demand (at the expense of Hythiam), including, without limitation, consulting with Hythiam as to the advisability of taking legally available steps to resist or narrow such request or demand.  If in the absence of a protective order or a waiver under this Agreement from Hythiam, Provider, in the reasonable opinion of Provider’s legal counsel, is compelled to disclose any such Licensed Technology or otherwise stand liable for contempt or suffer other substantial penalty, Provider may disclose such Licensed Technology as so required without liability under this Agreement; provided, however, that Provider (a) shall give Hythiam written notice of the Licensed Technology to be so disclosed as far in advance of its disclosure as is practicable, (b) shall furnish only that portion of the Licensed Technology which in the reasonable opinion of Provider’s counsel is legally required, and (c) shall cooperate with Hythiam (at Hythiam’s expense) to obtain an order or other reliable assurance that confidential treatment will be accorded to such Licensed Technology.

8.           Hythiam shall not be liable to Provider and Provider shall indemnify, defend and hold harmless Hythiam and its directors, officers, employees and agents from and against any and all liabilities, losses, suits, claims, costs, expenses (including reasonable attorneys fees and disbursements), interest, penalties, fines, judgments and actual or direct damages of any kind whatsoever (collectively “Losses”) to the extent and proportion that such Losses relate to or arise from (i) use by Provider of the Licensed Technology; or (ii) breach of this Agreement by Provider.

9.           No amendment, modification or discharge of, consent or waiver under, this Agreement shall be valid or binding unless set forth in writing and duly executed by both Parties.  No delay or failure at any time on the part of Hythiam in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power or privilege or be construed as a waiver of such provision, or be construed as a waiver of or acquiescence in any default, or shall affect the right of Hythiam thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10.           This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable only by, the Parties and their respective successors and permitted assigns, provided that Provider may not and shall not assign or otherwise transfer all or any part of his or her rights or obligations under this Agreement.

11.           Provider represents and warrants that he or she has the authority to enter into this Agreement and that the obligations assumed are not in conflict with or otherwise violate or breach any other agreement to which he or she is a party.

12.           All notices or other communications required or permitted to be made or given under this Agreement shall be deemed so made or given when hand-delivered or sent in writing by registered or certified mail, postage prepaid and return-receipt requested, or by a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid, and properly addressed to the other Party as set forth below or at such other address as may be specified by a Party by written notice similarly sent or delivered by facsimile.

If to Hythiam:

Name:_________________________
Title:___________________________
11150 Santa Monica Blvd., Suite 1500
Los Angeles, CA 90025
(310) 444-4300 phone
(310) 444-5300 fax

If to Provider:
__________________________________
__________________________________
__________________________________
__________________________________
Phone: ____________________________
Fax: ______________________________

13.           In the event that any provision of this Agreement is held by a court of competent jurisdiction (or other valid legal forum) to be invalid or unenforceable, such provision shall be stricken from this Agreement, without affecting the enforceability of the remaining provisions of this Agreement, it being intended that all rights and obligations of the Parties under this Agreement shall be enforceable to the fullest extent permitted by law.

14.           This Agreement constitutes the entire agreement between the Parties with respect to the use, protection and disclosure of the Licensed Technology, and it supersedes all prior oral or written agreements, commitments, or understandings with respect to such matter.

15.           This Agreement may be signed in counterparts, none of which need contain the signature of all the Parties and each of which shall be deemed to be an original.  An exact facsimile, photocopy or other reproduction of this Agreement shall be deemed an original.

16.           This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of any conflict-of-law provisions, and the Parties hereby submit to the jurisdiction of the State and federal courts within the State of California.

HYTHIAM, INC.

By: _______________________________________________	Date: _____________________

Title: ______________________________________________

PROVIDER

Printed Name: ______________________________________

Signature: _________________________________________	Date: _____________________